NONQUALIFIED STOCK OPTION AWARD AGREEMENT
UNDER THE LIVENT CORPORATION
INCENTIVE COMPENSATION AND STOCK PLAN
This NONQUALIFIED STOCK OPTION AWARD AGREEMENT (this “Agreement”) is made by and between Livent Corporation (the “Company”) and [Participant Name] (the “Participant”).
WHEREAS, the Company maintains the Livent Corporation Incentive Compensation and Stock Plan (as it may be amended from time to time, the “Plan”);
WHEREAS, Article 8 of the Plan authorizes the grant of Awards in the form of Nonqualified Stock Options; and
WHEREAS, in recognition of the Participant’s past and anticipated future contributions to the Company, and to further align the Participant’s personal financial interests with those of the Company’s stockholders, the Committee has approved this grant of an award of Nonqualified Stock Options to the Participant on the terms described herein, effective as of [Grant Date] (the “Grant Date”); and
WHEREAS, the terms of the Plan are incorporated herein by reference and made a part of this Agreement and will control the rights and obligations of the Company and the Participant under this Agreement. In the event of a conflict among the provisions of the Plan, this Agreement and any descriptive materials provided in connection herewith, the provisions of the Plan will prevail. Capitalized terms not otherwise defined herein will have the same meanings as in the Plan.
NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:
1.Grant of Option. Pursuant to the Plan, effective as of the Grant Date, the Committee hereby grants the Participant a Nonqualified Stock Option (“Option”) to purchase an aggregate of [Number of Shares Granted] shares of Common Stock (“Shares”), at an exercise price of [Exercise Price] per Share (“Exercise Price”), subject to the terms and conditions set forth in this Agreement.
2.    Vesting.
(a)    Subject to the Participant’s continued employment by the Company or any of its Affiliates through the Vesting Date (as defined below), 100% of the Option will vest and become exercisable upon the third anniversary of the Grant Date (the “Vesting Date”). Notwithstanding the foregoing, subject to the Participant’s continued employment by the Company or any of its Affilaites through the applicable date or event, the Option shall fully vest and become exercisable upon the earliest to occur of:
(i)    the date of the Participant’s death;
(ii)    the date of the Participant’s Disability;
(iii)    the date of the Participant’s retirement after he or she (i) has both attained age 62 and completed 10 years of service with the Company, FMC and their respective Affiliates; or (ii) attained age 65 (“Retirement”);
(iv)    a Change in Control, if the Company’s successor or the surviving entity (or its parent) fails to continue or assume the Option;
(v)    the Participant’s Termination of Employment within two years following a Change in Control due to a termination by the Company or its applicable Affiliate without Cause or a resignation by the Participant with Good Reason (as defined in Section 25), provided (A) the Participant executes and delivers to the Company a general release of claims against the Company, FMC and their respective Affiliates in a form prescribed by the Company, and (B) such release becomes irrevocable within 60 days following the Participant’s Termination of Employment or such shorter period specified by the Company. For avoidance of doubt, if this release requirement is not timely satisfied, the Option will be forfeited as of the effective date of the Participant’s Termination of Employment and the Participant will have no further rights with respect thereto.
(b)    Upon the Participant’s Termination of Employment for any reason, any Unvested Option (as defined below) will be forfeited immediately and automatically and the Participant will have no further rights with respect thereto.
(c)    For purposes of this Agreement, (i) “Vested Option” means any portion of the Option which has vested and become exercisable in accordance with the terms of this Agreement (including pursuant to Sections 2(a)(i)-(v)) and (i) “Unvested Option” means any portion of the Option that is not a Vested Option.
3.    Termination of Option. The Option and all rights hereunder, to the extent such rights will not have been exercised, will terminate and become null and void on the earliest to occur of (a) [Expiration Date], (a) three months after the date of the Participant’s Termination of Employment for any reason other than due to the Participant’s death, Disability or Retirement, (a) the fifth anniversary of the Participant’s Retirement or Termination of Employment due to the Participant’s Disability or death, (d) the date of the Participant’s Termination for Cause, (a) the date the Option is terminated in accordance with the Plan and this Agreement or (a) if so determined by the Committee, the date of a Change in Control, provided the Participant is afforded the opportunity to exercise any Vested Option immediately prior to such Change in Control (such earliest date being referred to herein as the “Option Expiration Date”).
4.    Right to Exercise. Subject to the terms of this Agreement and the Plan, any Vested Option will remain exercisable from time to time, in whole or in part, until the Option Expiration Date. In no event may the Option (or any portion thereof) be exercised to any extent by the Participant (a) before it becomes a Vested Option or (a) after the Option Expiration Date.
5.    Method of Exercise; Settlement.
(a)    The Participant may exercise a Vested Option with respect to all or any portion of the Shares underlying such Vested Option at any time prior to the Option Expiration Date by (a) delivering to the Company, in accordance with such procedures as determined by the Company, a written notice specifying the Grant Date, the number of such Shares as to which the Vested Option is being exercised (the “Exercise Notice”) and paying the Company an amount equal to the sum of (i) the aggregate Exercise Price applicable to such Shares being exercised and (ii) the amount of any taxes required to be withheld by the Company (collectively, the “Option Payment”) in accordance with Section 5(b) and (b) giving satisfactory assurance to the Company in writing that such Shares will not be publicly offered for sale, other than on a national securities exchange. The date on which the Participant delivers the Exercise Notice in accordance with this Section 5(a) shall be referred to herein as the “Exercise Date”. The Company may from time to time make available alternative methods of exercise upon notice to the Participant.
(b)    The Participant may pay the Option Payment by any of the following means (or by a combination thereof): (i) cash or check, certified bank draft or postal or express money order payable to the order of the Company in lawful money of the United States; or (i) if permitted by the Committee, in its sole discretion, pursuant to such procedures as the Committee may require, by the Participant’s (A) transferring to the Company, effective as of the Exercise Date, a number of vested Shares owned and designated by the Participant having an aggregate Fair Market Value as of the Exercise Date equal to the Option Payment, (A) electing a “net cashless exercise” procedure in accordance with Section 8.04 of the Plan (A) delivering irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the Option Payment; or (i) by any other method acceptable to the Committee.
(c)    As soon as practicable after receipt of the Exercise Notice and the Option Payment, the Company will, without transfer or issue tax or other incidental expense to the Participant, issue the Shares deliverable upon such exercise by causing its transfer agent to make an appropriate book entry in the name of the Participant.
6.    Adjustment. The Committee may make equitable substitutions or adjustments to the Option (including, without limitation, the Exercise Price) and/or Shares issuable upon the exercise of the Option as it determines to be necessary or appropriate in the event of any stock dividend, stock split, merger, consolidation, separation or other change in capitalization, spin-off, extraordinary dividend or distribution, reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), reclassification, recapitalization, partial or complete liquidation of the Company or other similar event or transaction; provided, however, that no such substitution or adjustment will be made if such substitution or adjustment would give rise to any tax under Section 409A of the Code.
7.    Non-Transferrability. During the Participant’s lifetime, the Option will only be exercisable by the Participant, and neither the Option nor any right with respect thereto may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable against the Company and may result in the Company terminating the Option.
8.    Stockholder Rights. The Participant will not have any stockholder rights or privileges, including voting or dividend rights, with respect to the Shares subject to the Option until such Shares are actually issued and registered in the Participant’s name in the Company’s books and records.
9.    No Limitation on Rights of the Company. For the avoidance of doubt, the grant of the Option will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, reincorporate, dissolve, liquidate or sell or transfer all or any part of its business or assets.
10.    Clawback Policy. Without limiting the generality of Article 14 of the Plan, to the extent the Participant is a current or former executive officer of the Company, the Option, any Shares or other securities or property issued in respect of the Option or upon exercise of the Option, and the rights of the Participant hereunder, are subject to any policy (whether currently in existence or later adopted) established by the Company providing for clawback or recovery of amounts paid or credited to current or former executive officers of the Company. The Committee will make any determination for clawback or recovery under any such policy in its sole discretion and in accordance with any applicable law or regulation, and the Participant agrees to be bound by any such determination.
11.    Employment. Nothing in this Agreement or in the Plan will confer on the Participant any right to continue in employment or service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or Affiliate employing or retaining the Participant) to terminate the Participant’s employment or service at any time for any reason, with or without cause.
12.    Tax Treatment and Withholding.
(a)    The Participant has had the opportunity to review with his or her own tax advisors the federal, state and local tax consequences of the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.
(b)    The Company may withhold any tax (or other governmental obligation) arising in connection with the Option, and it is a condition to the Company’s obligation to issue Shares upon the exercise of the Option hereunder that the Participant pay to the Company such amount as may be required to satisfy all tax withholding obligations (or other governmental obligations) arising in connection with the Option (or otherwise make arrangements acceptable to the Company for the satisfaction of such tax withholding obligations). If the required withholding amount required is not timely paid or satisfied, the Participant’s right to receive such Shares upon exercise of the Option will be permanently forfeited. Notwithstanding the foregoing, and in accordance with Section 17.03 of the Plan, the Participant may satisfy any such withholding requirement by transferring to the Company pursuant to such procedures as the Committee may require, effective as of the date on which such requirement arises, a number of vested Shares owned and designated by the Participant having an aggregate Fair Market Value as of such date that is at least equal to the minimum, and not more than the maximum, amount required to be withheld. If the Committee permits the Participant to satisfy any such withholding requirement pursuant to the preceding sentence, the Company shall remit to the Internal Revenue Service and appropriate state and local revenue agencies, for the credit of the Participant, an amount of cash withholding equal to the Fair Market Value of the Shares transferred to the Company as provided above.
13.    Government Regulation. The Company’s obligation to deliver Shares upon exercise of the Option will be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.
14.    Notices.
(a)    Any notice required to be given or delivered to the Company under the terms of this Agreement will be addressed to it in care of its Secretary, Livent Corporation, 2929 Walnut Street, Philadelphia, PA 19104, and any notice to the Participant will be addressed to the Participant’s address now on file with the Company, or to such other address as either may designate to the other in writing. Except as otherwise provided below in Section 15(b), any notice will be deemed to be duly given when enclosed in a properly sealed envelope addressed as stated above and deposited, postage paid, in a post office or branch post office regularly maintained by the United States government.
(b)    The Participant hereby authorizes the Company to deliver electronically any prospectuses or other documentation related to the Option, the Plan and any other compensation or benefit plan or arrangement in effect from time to time (including, without limitation, reports, proxy statements or other documents that are required to be delivered to participants in such plans or arrangements pursuant to federal or state laws, rules or regulations). For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Company’s Intranet site. Upon written request, the Company will provide to the Participant a paper copy of any document also delivered to the Participant electronically. The authorization described in this Section 15(b) may be revoked by the Participant at any time by written notice to the Company.
15.    Administration. By entering into this Agreement, the Participant agrees and acknowledges that (a) the Company has provided or made available to the Participant a copy of the Plan, (a) he or she has read the Plan, (a) the Option is subject to the Plan and (a) pursuant to the Plan, the Committee is authorized to interpret the Plan and to adopt rules and regulations not inconsistent with the Plan as it deems appropriate. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee with respect to questions arising under the Plan or this Agreement.
16.    References. References herein to rights and obligations of the Participant shall apply, where appropriate, to the Participant’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement.
17.    Binding Effect. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.
18.    Entire Agreement; Amendment. This Agreement, together with the Plan, represents the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreement, written or otherwise, relating to the subject matter hereof. This Agreement may only be amended by a writing signed by each of the parties hereto, except that the Company may amend or modify this Agreement without the Participant’s consent in accordance with the provisions of the Plan.
19.    Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware, without reference to the principles of conflict of laws.
20.    Privacy. By signing this Agreement, the Participant hereby acknowledges and agrees to the Company’s transfer of certain personal data of such Participant to the Company and its agents for purposes of implementing, performing or administering the Plan, this Award or any related benefit. Participant expressly gives his or her consent to the Company to process such personal data.
21.    Discretionary Nature. The Participant acknowledges and agrees that this award is discretionary, and any future awards will be made in the Committee’s discretion; and that the Plan may be terminated, amended or canceled by the Company at any time in accordance with its terms.
22.    Section Headings. The headings of sections and paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
23.    Counterparts. This Agreement may be executed in multiple counterparts (including by facsimile or .pdf signature), each of which will be deemed to be an original, but all of which together will constitute but one and the same instrument.
24.    Section 409A of the Code. To the extent applicable, this Agreement is intended to comply with the requirements of Section 409A of the Code and the regulations thereunder, and the provisions of this Agreement shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and this Agreement shall be operated accordingly. If any provision of this Agreement or any term or condition of the Option would otherwise frustrate or conflict with this intent, the provision, term or condition shall be interpreted and deemed amended so as to avoid this conflict. Notwithstanding the foregoing, in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.
25.    Good Reason. For purposes of this Agreement, “Good Reason” will have the meaning defined in the Participant’s Individual Agreement, if any. If no Individual Agreement exists, “Good Reason” will mean the occurrence of any one or more of the following without the Participant’s consent:
(a)A material, adverse change in title, authority or duties (including the assignment of duties materially inconsistent with the Participant’s position);
(b)    A relocation of the Participant’s principal worksite more than 50 miles; or
(c)    A material reduction in the Participant’s base salary;
provided that none of the foregoing events or conditions will constitute Good Reason unless the Participant provides the Company with written objection to the event or condition within 30 days following the initial occurrence thereof, the Company does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection, and the Participant resigns his or her employment within 30 days following the expiration of that cure period.
[Signature Page Follows]

IN WITNESS WHEREOF, the Company’s duly authorized representative and the Participant have each executed this Agreement on the respective date below indicated.

LIVENT CORPORATION
By:
Title:
Date:
PARTICIPANT

Signature:
Date: